Exhibit 10-27

ENERGY EAST CORPORATION
DIRECTOR'S CHARITABLE GIVING PROGRAM

As Amended and Restated February 8, 2006

1. PURPOSE OF THE PROGRAM

The Energy East Corporation Director's Charitable Giving Program (the "Program") allows each eligible Director of Energy East Corporation (the "Corporation") to recommend that the Corporation make a donation of up to $250,000 to the eligible (as defined in Section 5) tax-exempt organization(s) (the "Donee(s)") selected by the Director, with the donation to be made in the Director's name. The purpose of the Program is to attract highly qualified individuals to serve as Directors and recognize the interest of the Corporation and its Directors in supporting worthy educational institutions and other charitable organizations.

2. ELIGIBILITY

All persons serving as Directors of the Corporation as of June 13, 2003 shall be eligible to participate in the Program. All Directors who join the Corporation's Board of Directors after that date shall be immediately eligible to participate in the Program upon election to the Board.

3. RECOMMENDATION OF DONATION

When a Director becomes eligible to participate in the Program, he or she shall make a written recommendation to the Corporation, on a form approved by the Corporation for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Corporation donation to be made on his or her behalf. A Director may revise or revoke any such recommendation by signing a new recommendation form and submitting it to the Corporation.

4. AMOUNT AND TIMING OF DONATION

Each eligible Director may choose one organization to receive a Corporation donation of $250,000, or up to two organizations to receive donations aggregating $250,000. Each recommended organization must be recommended to receive a donation of at least $100,000. The donation will be made by the Corporation in ten equal annual installments, with the first installment to be made as soon as is practicable following the Director's death. Subsequent donation installments will be made during a pre-determined month each year. If a Director recommends more than one organization to receive a donation, each organization will receive a prorated portion of each annual installment. Each annual installment payment will be divided among the recommended organizations in the same proportion as the total donation amount has been allocated among the organizations by the Director.

5. DONEES

In order to be eligible to receive a donation, a recommended organization initially, and at the time each donation installment is to be made, must qualify to receive income tax-deductible donations under the Internal Revenue Code, and must be reviewed and approved by the Compensation and Management Succession Committee of the Corporation (the "Committee"). In addition, 50% of your donation amount must be allocated to qualifying organization(s) located within a state in which an Energy East Corporation affiliate operates. A recommendation will be approved unless it is determined, in the exercise of good faith judgment, that a donation to the organization would be detrimental to the best interests of the Corporation. If an organization recommended by a Director ceases to qualify as a Donee, and if the Director does not submit a form to change the recommendation, the amount recommended to be donated to the organization will instead be donated to the Director's remaining recommended qualified Donee(s) on a prorated basis. If none of the recommended organizations qualify, the donation may be made to an organization(s) selected by the Corporation.

As each recommended organization is subject to approval prior to the time each donation installment is to be made, there is no contractual or other legally enforceable obligation on behalf of the Corporation to continue the donation installments once they have commenced. In addition, the Corporation retains the right not to grant the donation recommended for any ineligible organization to another qualified organization.

6. VESTING

A Director will be fully vested in the Program: (a) upon the completion of five years of service as a Director, (b) in the event he or she terminates service due to death, disability, or other circumstances as deemed appropriate by the Board, or (c) if there is a Change in Control of the Corporation. For a Director who is not fully vested, the donation amount will be determined in accordance with the following schedule:

VESTING DATE	DONATION AMOUNT

Completion of one year of Board service	$ 50,000
Completion of two years of Board service	100,000
Completion of three years of Board service	150,000
Completion of four years of Board service	200,000
Completion of five years of Board service	250,000

For persons serving as Directors as of June 13, 2003, Board service prior to June 13, 2003 will be counted as vesting service.

7. FUNDING AND PROGRAM ASSETS

The Corporation may fund the Program or it may choose not to fund the Program. If the Corporation elects to fund the Program in any manner, neither the Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Corporation identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or the Corporation. If the Corporation elects to fund the Program through life insurance policies, a participating Director agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

 8. AMENDMENT OR TERMINATION

The Board of Directors of the Corporation may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program and all donations thereunder.

9. ADMINISTRATION

The Program shall be administered by the Committee. The Committee shall have plenary authority in its discretion to interpret the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program, and to make any other determinations that it believes necessary or advisable for the administration of the Program. The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

10. CHANGE IN CONTROL

If there is a Change in Control of the Corporation, all participants serving as Directors at the time of the Change in Control shall become immediately vested in the Program, and, notwithstanding the provisions of Section 8, the Program shall not thereafter be amended or terminated with respect to any person participating in the Program at the time of the Change in Control. For the purpose of the Program, the term "Change in Control" shall mean the happening of any of the following events:

(i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (l) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation, or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

(ii) a change in the composition of the Board of Directors of the Corporation (the "Board") such that the individuals who, as of the effective date of the Program, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 10, that any individual who becomes a member of the Board subsequent to the effective date of the Program, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board, but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or any entity controlled by the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

11. GOVERNING LAW

The Program shall be construed and enforced according to the laws of the State of New York, other than its conflicts of laws provisions, and all provisions thereof shall be administered according to the laws of said State.

12. EFFECTIVE DATE

The Program effective date is June 13, 2003. The recommendation of a Director will not be effective until he or she completes the Program enrollment requirements.